Exhibit 3.27

CERTIFICATE OF FORMATION

OF

CNA FUNDING LLC

1.                                       The name of the limited liability company is CNA Funding LLC.

2.                                       The address of its registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Caster.  The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of CNA Funding LLC on this 29th day of November, 2001.

CNA Funding LLC

By:	/s/ Edmond A. Collins
Name: Edmond A. Collins
Title: Authorized Person